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November 20, 1995



Jefferson-Pilot Corporation
100 North Greene Street
Greensboro, NC  27401


Dear Sirs:

      In connection with the registration under the Securities Act of 1933

(the "Act") of $300 million principal amount of debt securities and warrants to purchase debt securities (the "Securities") of Jefferson-Pilot

Corporation, a North Carolina corporation (the "Company"), pursuant to a

Registration Statement (the "Registration Statement") filed under Rule 415 but also containing the undertaking required by Rule 430A, you have asked for my opinion on certain matters.

      As Vice President, Secretary and Associate General Counsel of the

Corporation, I am generally familiar with its corporate legal affairs.  In addition, I have examined such documents as I have deemed appropriate for the purpose of this opinion.

      In my opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Securities has been duly authorized, executed and delivered, the terms of any issue of the

Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any

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applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities of such issue have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities of

such issue will constitute valid and legally binding obligations of the

Company, subject to bankruptcy, insolvency, fraudulent transfer,

reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      I note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment.

      The foregoing opinion is limited to the Federal laws of the United

States and the laws of the State of New York and the Business Corporation

Law of the State of North Carolina

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and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

      I hereby consent to the filing of this opinion as an exhibit to the

Registration Statement and to references to me in any Prospectus which is part thereof, as counsel for the Company who has passed upon the validity of the Securities.  In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under

Section 7 of the Act.

Very truly yours,